Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made at Cleveland, Ohio, this 12th day of June 2008, by and between AMERICAN GREETINGS CORPORATION, an Ohio corporation (the “Company”), and JOHN BEEDER (the “Executive”).

In consideration of the covenants set forth in this Agreement, the parties mutually agree as follows:

1.        Job Title. Subject to the provisions of this Agreement, the Company shall employ Executive as the Company’s Senior Vice President, Sales and Marketing/Executive Sales and Marketing Officer, with such duties and responsibilities as may be assigned from time-to-time by the Board of Directors or the President of the Company. Executive shall devote Executive’s full business time and attention and give Executive’s best efforts to the business affairs of the Company and/or of its subsidiaries as the Board of Directors or the President of the Company may from time-to-time determine. Executive recognizes that in serving as an officer of the Company or as an officer of a subsidiary, Executive serves in such capacity solely at the pleasure of the Board of Directors or the President of the Company and that employment in such capacity or in any other capacity may be terminated at any time by the Board of Directors or the President of the Company, subject to the provisions of Section 4 of below.

2.        Fiduciary Obligations. Executive shall carry out his duties in a manner consistent with and in compliance with all present and future requirements and limitations of all applicable federal and state laws, all applicable regulations, Company policies (to the extent the policies do not conflict with the terms of this Agreement), and subject to the direction and approval of the Board of

Directors or the President of the Company. Executive acknowledges and fully understands that by entering into this Agreement, he undertakes a fiduciary relationship with the Company and is under a fiduciary obligation to use due care and act in the best interest of the Company at all times. Failure of Executive to fulfill all fiduciary obligations ordinarily imposed by law on similar Executives in a fiduciary relationship will be deemed a material breach of this Agreement by Executive.

3.        Compensation & Benefits.

3.1      Base Salary. The Company or a subsidiary shall, during the term of this Employment Agreement, pay to Executive as minimum compensation for services a base salary at a rate to be fixed by the Board of Directors, the Compensation Committee appointed by the Board of Directors, or the President of the Company, which rate shall not be less than $36,667.00 per month ($440,000 on an annualized basis) (“base salary”), less appropriate withholdings and deductions.

3.2      Annual Incentive Plan. Executive shall be eligible to participate in the Company’s Key Management Annual Incentive Plan, in accordance with the terms and conditions of the Plan, as it may be amended from time-to-time.

3.3      Stock Options. Executive shall be eligible to participate in the Company’s Stock Option Plan in accordance with the terms and conditions of the Plan, as it may be amended from time-to-time, which Plan currently provides for employees at Executive’s level to receive a grant of 35,000 stock options each year, subject to adjustment as provided in the Plan. As additional consideration for accepting employment with the Company and signing this Agreement, Executive shall receive an additional grant of 35,000 stock options on American Greetings Class A Common Stock at the next regularly scheduled stock option grant date. All options granted to Executive are subject to the terms, conditions, vesting and exercise schedules set forth in the Plan, as it may be amended from time-to-time.

3.4      Flexible Benefits Program. Executive shall be eligible to participate in the Company’s flexible benefits program, which includes such benefits as health care, disability insurance, life insurance and a flexible spending account to the same extent other Executives at the Senior Vice President level participate, in accordance with the terms of the Program, as it may be amended from time-to-time.

3.5      Retirement Profit Sharing. Executive shall be eligible to participate in the Company’s Retirement Profit Sharing Plan to the same extent other executives at the Senior Vice President level participate, in accordance with the terms of the Plan, as it may be amended from time-to-time.

3.6      Other Benefits. Executive shall be eligible to receive other Company benefits to the same extent normally provided to other Senior Vice Presidents. Executive shall be entitled to reimbursement of the reasonable attorneys’ fees for the review and negotiation of this Agreement.

3.7      Relocation. Executive shall be eligible to receive certain relocation benefits as set forth in the Company’s Associate-on-the-Move Policy, as it may be amended from time-to-time. Additionally, recognizing Executive’s unique family circumstances, the Company will reimburse Executive for: (a) the reasonable cost of commuting between their current home and Cleveland for Executive and his spouse; and (b) the reasonable cost of temporary housing (including rent and utilities) in the Cleveland area, in each case for up to 24 months as Executive and his spouse transition from their current home to Cleveland.

4.        Termination.

4.1      Death. This Agreement shall immediately terminate upon the death of Executive. Following the Executive’s death, the Company agrees to pay only the following amounts to Executive’s estate, as required by law: (i) the base salary at the last rate paid to Executive through the end of the month in which the Executive’s death occurs; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; and (iii) other benefits in accordance with applicable plans and programs of the Company.

4.2      Disability. If Executive is disabled, which means that he is unable to perform the essential functions of his position, with reasonable accommodations, for a period of 16 weeks or more, Executive’s employment shall terminate. Determination of disability shall be made initially by a physician appointed by Executive, but the Company reserves the right to appoint a physician to determine disability, and Executive agrees to cooperate with the Company’s physician if the Company has a good faith doubt about the determination of disability or need for accommodation made by the physician selected by Executive. If the determinations by the physician for Executive and the Company cannot be reconciled, the two physicians shall select a third physician, whose determination of disability will be final. In the event Executive’s employment terminates because of his disability, he shall be entitled to payment by the Company only of: (i) the base salary at the last rate paid to Executive through the end of the month in which the termination occurs; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; and (iii) other benefits in accordance with applicable plans and programs of the Company.

4.3      Termination “For Cause”. The Company shall have the right to immediately terminate Executive for “cause”.

a.      Cause shall mean:

(i)    A material breach by Executive of any term of this Agreement, the Company’s policies, Executive’s fiduciary duties to the Company, or of any law, statute, or regulation;

(ii)    The material failure to achieve the Company’s reasonable profit, revenue or other written objectives or written goals as determined by the Company because of Executive’s performance;

(iii)    Misconduct which is injurious to the Company or any of its affiliates, either monetarily or otherwise, or which impairs Executive’s ability to effectively perform his duties or responsibilities;

(iv)    Personal conduct which reflects poorly on the Company or Executive or which impairs Executive’s ability to perform his duties or manage subordinate employees, including but not limited to the abuse of alcohol or controlled substances;

(v)    Habitual or repeated neglect of his duties or responsibilities by Executive;

(vi)    The appropriation of (or attempted appropriation of) a business opportunity of the Company or its affiliates, including attempting to secure or securing any personal profit in connection with any transaction by the Company or its affiliates;

(vii)    The commission of or conviction for (or the procedural equivalent or conviction for), or the entering of a guilty plea or plea of no contest with respect to a crime, which in the Company’s reasonable judgment, involves moral turpitude;

(viii)    Intentional injury of another employee or any person in the course of performing services for the Company;

(ix)    Any conflict of interest, including, but not limited to solicitation of business on behalf of a competitor or potential competitor;

(x)    Violation of the Company’s policies prohibiting discrimination or harassment of employees, clients, guests, or vendors of the Company;

(xi)    Failure to comply with the Company’s written Human Resources policies; or

(xii)    Failure to follow any material and lawful instruction given to Executive by a superior at the Company.

b.      In the event the Company terminates Executive’s employment for cause, he shall be entitled to payment by the Company only the following: (i) the base salary at the last rate paid to Executive through the date of the termination of his employment for cause, payable to the Executive immediately upon Executive’s termination; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; and (iii) other benefits in accordance with applicable plans or programs of the Company.

4.4      Termination “Without Cause”. The Company shall have the right to terminate this Agreement and Executive’s employment without cause upon written notice of 30 days to Executive. At the Company’s option, the Company may pay Executive for 30 days in lieu of notice and require no services of Executive. In the event the Company terminates the Executive’s employment without cause, Executive shall be entitled to payment by the Company the following: (i) Executive’s base salary at the rate in effect immediately prior to the date of his termination of employment, payable to Executive for 3 months, provided that such base salary payment shall be reduced by the amount of salary Executive may receive from subsequent employment during the same period; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; and (iii) other benefits in accordance with applicable plans and programs of the Company. Alternatively, in the event the Company terminates the Executive’s employment without cause and Executive signs a waiver and release of claims in a form acceptable to the Company – and Executive does not revoke his signature – Executive shall be entitled to payment by the Company the following: (i) Executive’s base salary at the rate in effect immediately prior to the date of his termination of employment, payable to Executive for 12 months, provided that such base salary payment shall be reduced by the amount of salary Executive may receive from subsequent employment during the same period; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; (iii) continued health care coverage, concurrently with COBRA, for a period of 12 months immediately following Executive’s termination date at the Senior Vice President active Executive payroll deduction rate, as it may be changed from time-to-time by the Corporation in its sole discretion; (iv) executive career outplacement services for a period of up to 6 months; and (v) other benefits in accordance with applicable plans and programs of the Company. The payments and rights to Executive described in this Section 4.4 shall be in lieu of any severance Executive might otherwise be eligible to receive under a Company severance plan, and Executive agrees that he shall not be entitled to receive severance under any Company severance plan in the event of a termination without cause. The requirement that Executive sign a waiver and release of claims under this

Section 4.4. shall not result in the lengthening of the 12-month restrictive covenants set forth in Section 5 of this Agreement.

4.5      Termination Upon “Change in Control”. The Company may, at its option, terminate this Agreement as a result of a Change of control of the Company. If the Company exercises this option, it reserves the right to offer Executive another position in the Company or one of its affiliates or subsidiaries, which if offered, Executive agrees to consider in good faith and respond accordingly. If the Company materially reduces Executive’s title, authority, duties and responsibilities at any time because of a change of control, Executive may terminate his employment within not more than 30 days of first notice of the decrease in his authority, duties or responsibilities. If either party elects to terminate this Agreement as a result of change of control of the Company, it will provide the other party with 30 day’s prior written notice. The Company may, at its option, relieve Executive of his duties and responsibilities under this Agreement during this 30-day notice period.

a.      A “change of control” means only:

(i)    The acquisition by any entity or person (which theretofore beneficially owned less than 50% of the Company’s common stock then outstanding) of shares of the Company’s common stock in a transaction or series of transactions which result in such entity or person beneficially owning more than 50% of the Company’s outstanding common stock, where beneficial ownership and the percentages of shares outstanding are determined pursuant to Sections 13(d) and (g) of the Securities Exchange Act of 1934 and the rules and regulations promulgated there under; or

(ii)    The merger or consolidation of the Company with one or more companies in a transaction or series of transactions where the common stock of the Company is exchanged for less than 50% of the voting stock of the resulting or surviving company, including, without limitation, an exchange of the common stock of the for cash; or

(iii)    The sale, assignment, transfer, pledge, hypothecation or other disposition of assets (except a pledge, hypothecation or other similar disposition made at the time the Company enters into a bona fide financing transaction with a party which at the time of such transaction is not an affiliate of the Company) of the Company having a value, as determined by the Board of Directors in good faith, in excess of 33 –1/3% of the consolidated total assets of the Company.

b.      In the event of a termination by the Company because of a change of control, the Company shall make only the following payments to Executive: (i) Executive’s base salary at the rate in effect immediately prior to the date of his termination of employment, payable to Executive for 12 months, provided that such base salary payment shall be reduced by the amount of salary Executive may receive from subsequent employment during the same period; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; and (iii) other benefits in accordance with applicable plans and programs of the Company. The payments and rights to Executive described in this Section 4.5 shall be in lieu of any severance Executive might otherwise be eligible to receive under a Company severance plan, and Executive agrees that he shall not be entitled to receive severance under any Company severance plan in the event of a termination because of change in control.

c.      In the event of a termination by Executive after a material decrease in his authority, duties, or responsibilities because of a change of control, the Company shall pay Executive only the following: (i) Executive’s base salary at the rate in effect immediately prior to the date of his termination of employment, payable to Executive for 12 months, provided that such base salary payment shall be reduced by the amount of salary Executive may receive from subsequent employment during the same period; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; and (iii) other benefits in accordance with applicable plans and programs of the Company. The payments and rights to Executive described in this Section 4.5 shall be in lieu of any severance Executive might otherwise be eligible to receive under a Company severance plan, and Executive agrees that he shall not be entitled to receive severance under any Company severance plan in the event of a termination because of change in control.

4.6      Executive’s Voluntary Termination. Upon 30 days’ prior notice to the Company, Executive may voluntarily terminate his employment with the Company. In the event that Executive gives less than 30 days’ prior notice to the Company, Executive’s voluntary termination shall be a material breach of this Agreement. In the event Executive voluntarily terminates his employment upon 30 days’ prior notice to the Company, he shall be entitled to payment by the Company only of: (i) Executive’s base salary at the last rate paid to Executive through the date of the termination of his employment, which shall be payable to Executive in accordance with applicable state law; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; and (iii) other benefits in accordance with applicable plans or programs of the Company. If Executive voluntarily terminates his employment because of the Company’s material reduction of Executive’s title, authority, duties and responsibilities, other than as a result of a change in control as set forth in Section 4.5 of this Agreement, Executive shall be entitled to the compensation and benefits set forth in Section 4.4 of this Agreement (Termination “Without Cause”).

4.7      In the event of any termination of employment under this Section 4, the Company shall be entitled to an offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

4.8      The provisions of this Section 4 shall survive the termination of this Agreement, as applicable.

5.        Restrictive Covenants. Executive covenants and agrees that in consideration of employment as an officer of the Company or as an officer of a subsidiary, Executive shall not for a period of 12 months after leaving the employ of the Company or a subsidiary, regardless of the reason for such leaving, enter into the employment, directly or indirectly or in a consulting or free lance capacity, of any person, firm or corporation in the United States or Canada, which at such date of leaving the employ of the Company or a subsidiary shall be manufacturing or selling products that are substantially similar in nature to the products being then manufactured or sold by the Company or the subsidiary. In addition, Executive shall not for a period of 12 months after leaving the employ of the Company or a subsidiary, regardless of the reason for such leaving, shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity: (i) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months prior to the solicitation by Executive, and/or (ii) call on or solicit any of or sell goods or services to the actual or targeted prospective customers or clients of the Company on behalf of any person or entity in connection with any business that competes with the Company. While the covenants of this Section 5 are in effect, Executive will give notice to the Company, within ten days after accepting any other employment, of the identity of Executive’s new employer. The Company may notify such new employer that Executive is bound by this Agreement, and at the Company’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

6.        In consideration of Executive’s employment by the Company and the compensation received therefor, Executive agrees that all copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship that are developed or created by Executive, either alone or with others, during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. The transfer of Executive’s rights under this paragraph shall apply to Executive’s worldwide right, title and interest in and to all of the Work Product and shall mean the entire right, title and interest in and to all intellectual property rights, all proprietary rights and all industrial property rights throughout the world, including, without limitation, all copyrights under the laws of the United States and all other countries and governmental divisions throughout the world. Upon the request of the Company, Executive and his successors, assigns and legal representatives shall (at the Company’s sole cost and expense) take such further reasonable actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment, provided that such actions do not adversely affect or interfere with Executive’s performance of his duties under this Agreement.

7.        Executive agrees that during the period of his employment and thereafter, he will keep confidential and will not disclose any information, records, documents or trade secrets of the Corporation acquired by him during his employment, and except as required by his employment, will not remove from the Corporation’s premises any record or other document relating to the business of the Corporation; or make copies thereof; it being recognized by him that such information is the property of the Corporation.

8.        Executive acknowledges and confirms that: (i) the restrictive covenants contained in this Agreement are reasonably necessary to prevent the inevitable disclosure of confidential and proprietary information and trade secrets and to protect the legitimate business interests of the Company and its affiliates, and (ii) the restrictions contained in this Agreement (including without limitation the length of the term of the provisions of Section 5) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. Executive acknowledges and confirms that it is likely that the special knowledge of the business of the Company he will acquire by virtue of his position with the Company is such as would cause the Company serious injury or loss if he were to use such knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Agreement. Executive further acknowledges that the restrictions contained in this Agreement are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

9.        In the event that a court of competent jurisdiction shall determine that any of the restrictive covenants of this Agreement are invalid or more restrictive than permitted under the governing law of such jurisdiction, then such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

10.      The restrictive covenants of this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment.

11.      It is recognized and hereby acknowledged by the parties hereto that a breach by Executive of any of the restrictive covenants contained in this Agreement is likely to cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction, without any requirement to post a bond, enjoining and restraining any violation of any or all of the restrictive covenants contained in this Agreement by Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to any other remedies the Company may possess.

12.      Indemnification. In the event of any claim against Executive relating to Executive’s services as an employee of the Company, the Company agrees to indemnify Executive to the extent permitted by applicable law consistent with the Company’s Certificate of Incorporation and Code of Regulations in effect as of the applicable date with respect to any acts or omissions he may have committed during the period which he was an officer, director and/or employee of the Company or any Subsidiary thereof, or of any other entity of which he served as an officer, director or employee at the request of the Company. Furthermore the Company shall pay the expenses (including, without limitation, attorneys’ fees) incurred by the Executive in defending any proceeding as to which Executive asserts a right to be indemnified by the Company in advance of its final disposition, provided, however, that the Company’s payment of expenses incurred by Executive in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by Executive to repay all amounts advanced if it should be ultimately determined that Executive is not entitled to be indemnified. The provisions of this Section 12 shall survive the termination of Executive’s employment and the termination of this Agreement.

13.      Arbitration. Executive and the Company agree to submit to mandatory binding arbitration any claim arising out of or relating to Executive’s employment or this Agreement. The Federal Arbitration Act shall govern this agreement to arbitrate. By agreeing to arbitration, Executive and the Company each acknowledge that he/it understands that he/it is giving up the right to a trial by jury on the claims to be arbitrated. This agreement to arbitrate shall survive the termination of Executive’s employment and the termination of this Agreement.

13.1    Arbitration Procedures.

a.        Arbitration shall be the exclusive method to resolve all claims arising from or related to the employment of Executive or this Agreement, including all claims based on statute, contract, tort, or equity, except to the extent prohibited by law. The existence of the agreement to arbitrate does not prevent the Company or Executive from applying for provisional remedies, such as temporary restraining orders, preliminary injunctions, writs of attachment, or receivers, to the extent permitted by law to prevent an arbitration award from being rendered ineffectual, and the application for provisional relief shall not be a waiver of arbitration.

b.        Arbitration shall be conducted by a neutral arbitrator selected from a list obtained from the American Arbitration Association. The neutral arbitrator shall disclose all matters that might impact his or her impartiality, including any ground that might lead to the disqualification of a judge, the names of the parties to any pending or prior arbitrations involving any of the same parties or counsel, and the results of the arbitration (date of award, amount of award, and identification of prevailing party), any prior attorney-client relationship with a party or lawyer, and any significant personal relationship with a party or lawyer. The arbitrator shall have immunity of a judicial officer from civil liability while acting as an arbitrator, and all communications shall have the same privileges from defamation and privacy liability as apply to judicial proceedings.

c.        Arbitration shall be conducted in accordance with the American Arbitration Association rules applicable to the resolution of employment disputes, provided that the parties shall be accorded the benefit of state laws on pleadings, summary judgment and judgment on the pleadings.

d.        The Arbitration hearing shall proceed in Cleveland, Ohio.

e.        Any dispute shall be based solely upon the law governing the claims and defenses pleaded and proved, and the arbitrator may not invoke any basis (including, but not limited to notions of “just cause”) other than controlling law.

f.        The arbitrator shall have the power to set hearing times, give notices, resolve discovery disputes, and assist the parties with the issue of subpoenas as permitted by law. The arbitrator shall schedule the arbitration promptly and issue a written reasoned opinion promptly after the conclusion of the presentation of evidence.

g.        The arbitrator shall have the power to interpret this Agreement, and to decide the arbitrability of claims and defenses.

h.        Arbitration shall neither extend nor curtail any applicable statute of limitations.

13.2    Costs of Arbitration. Executive shall bear only those costs of arbitration that he would have otherwise had to bear had he brought the same claim or claims in a court of law.

14.      Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal and personal representatives, executors,

administrators, devisees, legatees, heirs and assigns. The Company may assign and transfer all of its rights under this Agreement. The obligations of the Executive under this Agreement, being personal, may not be assigned or transferred by the Executive.

15.      Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of Ohio.

16.      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matters hereof and thereof and, upon its effectiveness, supercedes all prior agreements, understandings and arrangements, both oral and written, between Executive and the Company (or any of its affiliates) with respect to such subject matters covered. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and Executive.

17.      Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to American Greetings Corporation, One American Road, Cleveland, Ohio, 44144, Attention: Catherine Kilbane, General Counsel and Secretary and (ii) if to Executive, to his address as reflected on the payroll records of the Company, or to such other address which the Executive has designated and as to which Executive has provided notice in accordance with this provision.

18.      Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area that would cure such invalidity.

19.      Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

20.      Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

21.      Prevailing Party. In the event that either party hereto brings an action for the collection of any damages resulting from, or to enjoin any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable attorneys’ fees, costs, and expert witness fees of the other.

22.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

23.      Voluntary Agreement. Executive and the Company represent and agree that each has reviewed all of the provisions of this Agreement, and is voluntarily entering into this Agreement, and has had an opportunity to review all aspects of this Agreement with his/its legal, tax, or other advisors.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

By:	AMERICAN GREETINGS CORPORATION

	/s/ Jeffrey Weiss	6/16/08

	President	Date

By:	JOHN BEEDER

	/s/ John Beeder	6/12/08

	John Beeder	Date

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